NETSTREIT CORP.
2019 OMNIBUS INCENTIVE COMPENSATION PLAN
ALIGNMENT OF INTEREST PROGRAM

1.Purpose. NETSTREIT Corp., a Maryland corporation (the “Company”), established the NETSTREIT Corp. 2019 Omnibus Incentive Compensation Plan (the “Plan”) in order to (a) attract, retain and motivate key Employees (including prospective Employees), Directors, and Consultants, (b) align the interests of such persons with the Company’s stockholders, and (c) promote ownership of the Company’s Common Stock. This Alignment of Interest Program (the “Program”) is being adopted effective March [3], 2021 in accordance with the Plan and is intended to further the purposes of the Plan by providing incentives to Eligible Recipients to receive awards of Restricted Stock Units, thereby strengthening the commitment of such persons to the Company and its stockholders.
2.Definitions. The following definitions shall apply for purposes of this Program. Capitalized terms used, but not defined herein, shall have the meanings attributed to such terms in the Plan.

(a)“Compensation” shall mean, with respect to a Participant, such Participant’s annual base salary, short-term incentive compensation or other cash compensation, as determined by the Committee in its sole discretion. For the avoidance of doubt, Compensation shall be considered payable with respect to a Reduction Year (as defined below) even if paid in a subsequent year, provided that it relates to such Reduction Year (e.g., short-term incentive compensation that relates to performance in the Reduction Year, the amount of which, absent an election pursuant to this Program, would otherwise be payable in the year following the Reduction Year).

(b)“Determination Date” shall mean the second business day following the release of the Company’s fourth quarter earnings for the most recently completed fiscal year, or, if such date is not a trading day, then the trading day immediately following such date.

3.Participation. The Participants in this Program shall be the Eligible Recipients who are selected by the Committee from time to time to participate in this Program.

4.Awards. Each year, Participants may (i) elect to reduce Compensation that may be payable in cash in respect of services to be provided in the subsequent fiscal year (the “Reduction Year”) by a percentage amount, which will be applied to the issuance of an Award of Restricted Stock Units under the Plan (“Alignment RSUs”) and (ii) receive an additional Award of Restricted Stock Units under the Plan (the “Additional RSUs,” and collectively with the Alignment RSUs, the “Awarded RSUs”) based upon a multiple (the “Vesting Multiple”) of the Alignment RSUs that corresponds to the length of the vesting period (the “Vesting Period”) selected by the Participant.

(a)The minimum and maximum percentage of each Compensation type that a Participant may elect to be reduced and applied to Alignment RSUs shall be determined from time to time by the Committee in its sole discretion.

(b)The length(s) of the Vesting Period that may be available for selection by the Participant, as well as the corresponding Vesting Multiple(s), shall be determined from time to time by the Committee in its sole discretion.

(c)The amount of Compensation applied to the Alignment RSUs shall reduce the Compensation otherwise payable in cash to the Participant in respect of the Reduction Year.

(d)The number of Alignment RSUs shall be determined as of the Determination Date by dividing the amount of the Compensation that the Participant elected to be reduced for the Reduction Year by the closing price of a Share on the Determination Date, rounded to the nearest share.

(e)The number of Awarded RSUs shall be equal to the sum of (i) the Alignment RSUs and (ii) the product of the Alignment RSUs and the Vesting Multiple, rounded to the nearest share.

(f)The Awarded RSUs shall be delivered to each Participant as soon as administratively feasible following the Determination Date; provided, that each Participant must be an Eligible Recipient under the Plan at the date of delivery of the Award in order to receive the Awarded RSUs.

(g)Each Participant must deliver a written election notice to the Committee of Participant’s election to obtain an Award pursuant to this Program or its designee prior to the end of the last business day before the beginning of the Reduction Year; provided, that, if permitted by the Committee, (i) a Participant who becomes newly eligible to participate in the Program may make an election within thirty (30) days after becoming eligible in accordance with Treasury Regulation Section 1.409A-2(a)(7) and (ii) Participants may make an election with respect to performance-based compensation on or before the date that is six (6) months before the end of the applicable performance period in accordance with Treasury Regulation Section 1.409A-2(a)(8). The election notice shall contain the percentage reduction and the Vesting Period selected by the Participant. Unless otherwise approved by the Committee, the election notice shall be irrevocable following delivery by the Participant. Election notices under this Program will not be “evergreen”; i.e., an election notice with respect to one Reduction Year will not apply to a subsequent Reduction Year, and a new election notice must be submitted in accordance with this Section 4(g) with respect to each Reduction Year for which a Participant is eligible and desires to reduce his or her Compensation. Set forth on Exhibit A is the current form of election notice.

(h)Set forth on Exhibit B are the current items of Compensation eligible for reduction, minimum and maximum reduction percentage, Vesting Period and Vesting Multiple.

5.Termination of Employment. Unless otherwise provided in an Award Agreement, in the event that a Participant’s employment with the Company is terminated for any reason, any unvested Awarded RSUs held by the Participant as of the date of such termination shall be forfeited.

6.Subject to the Plan. Notwithstanding anything to the contrary herein, this Program and any Awarded RSUs shall be subject to the terms and conditions set forth in the Plan. In the event of any inconsistency between the provisions of this Program and the provisions of the Plan, the provisions of the Plan shall govern and control. For the avoidance of doubt, Awarded RSUs may be issued under this Program only to the extent of the Shares reserved and available for issuance pursuant to Section 4 of the Plan.

7.Amendments. The Committee may from time to time amend, modify, suspend or terminate this Program; provided, that no such action shall adversely affect Awards previously granted pursuant to this Program.

8.Survival. This Program shall continue in effect for so long as the Plan is in effect unless earlier terminated by the Committee.

9.Section 409A. Payments under this Program are intended to comply with, or be exempt from, Section 409A of the Code and the final treasury regulations and other legally binding guidance promulgated thereunder. This Program shall be construed and interpreted in accordance with such intent. If any provision of this Program needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision or this Program shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of Section 409A of the Code. Notwithstanding anything herein to the contrary, neither the Company nor any of its officers, directors, employees or agents guarantee that this Program complies with, or is exempt from, Section 409A of the Code, and none of the foregoing shall have any liability for the failure of this Program to so comply with, or be exempt from, Section 409A of the Code.

10.Governing Law. This Program shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law of such state.

EXHIBIT A

NETSTREIT CORP.
2019 OMNIBUS INCENTIVE COMPENSATION PLAN
ALIGNMENT OF INTEREST PROGRAM
ELECTION NOTICE

I. Elective Reduction Percentages
As specified below, I hereby elect, pursuant to Section 4(g) of the Alignment of Interest Program (the “Program”) under the NETSTREIT Corp. 2019 Omnibus Incentive Compensation (the “Plan”) maintained by NETSTREIT Corp., a Maryland corporation (the “Company”), to reduce that percentage of each Compensation type indicated below that would otherwise be paid to me in cash with respect to services provided during 2020 (with respect to Compensation earned with respect to services to be performed by me subsequent to the date of this election) and subject the amount of such reduced Compensation to a Vesting Period as outlined below:

Compensation Type	Reduction Percentage*	Vesting Period	Vesting Multiple
Short-Term Incentive	10% □ 25% □ 50% □	3 years (annual installments)	0.25x
    *Indicate your selection by checking the appropriate box.

I understand that this election is irrevocable for 2020. Capitalized terms, not defined herein, shall have the meaning given such terms in the Program or the Plan.

II. Form and Timing of Receipt of Shares
I understand that Compensation reduced by this election will be applied to the issuance of Alignment RSUs. I will receive also receive Additional RSUs based on the number of the Alignment RSUs multiplied by the applicable Vesting Multiple. The total Awarded RSUs shall be granted to me pursuant to the Plan and a written Restricted Stock Unit Agreement.

The Program is intended to comply with applicable tax laws and regulations. However, neither the Company nor any of its representatives makes any representations or guarantees regarding such compliance. Participation in the Program is voluntary and you should consultant with your personal tax advisor prior to deciding whether to participate in the Program.

This election is made as of the date set forth below and is irrevocable once made.

Participant:

Date signed:

EXHIBIT B

Initial Percentages/Multiples Pursuant to
Alignment of Interest Program

Range of Elective Reduction Percentages

Compensation Type	Minimum	Maximum
Short-Term Incentive	0.00%	50.00%

Vesting Multiple

Compensation Type	3 Year Vesting
Short-Term Incentive	0.25X

The following example is included for purposes of illustration only:

	Initial Cash Amount	Elected Reduction Percentage		Current Year Cash Received			Elected Vesting Period		Additional RSUs	Total Awarded RSUs
			Reduction Amount		Share Price	Alignment RSUs		Vesting Multiple

Short-Term Incentive	$100,000	50%	$50,000	$50,000	$20.00	2,500	3 years	0.25	625	3,125